Exhibit 99.1

Contacts:

ImaRx Therapeutics, Inc. Jennifer Marshall VP Corporate Dev. & Investor Relations	The Ruth Group Sara Ephraim (investors) sephraim@theruthgroup.com
jlmarshall@imarx.com (520) 770-1259	Jason Rando (media) jrando@theruthgroup.com

IMARX THERAPEUTICS TRANSITIONS BUSINESS STRATEGY

FOCUSES ON COMMERCIAL PRODUCT UROKINASE AND EVALUATES STRATEGIC
ALTERNATIVES FOR SONOLYSIS™ DEVELOPMENT PROGRAM

TUCSON, AZ — (January 30, 2008) — ImaRx Therapeutics, Inc. (Nasdaq: IMRX) announced today that it will emphasize growing the market for urokinase in contrast to its previous focus on developing SonoLysis.

The reprioritization of additional value-creating opportunities for urokinase was made possible by the Company’s recently signed letter of intent with Microbix Biosystems which provides for manufacture of a long term urokinase supply and will allow the company to explore additional therapeutic applications for the product.

Urokinase, the Company’s first commercially available FDA approved product, is a thrombolytic or clot-dissolving agent indicated for the treatment of acute massive pulmonary embolism, or blood clots in the lungs.

Following a comprehensive review of its commercial and development programs as well as external market conditions ImaRx’s Board of Directors and management have determined that it is in the best interests of the Company to adjust its emphasis to focus on commercialization of urokinase.

At the same time the company will explore strategic alternatives for continued pursuit and financing of its SonoLysis program—the Company’s clinical-stage development program utilizing its proprietary microbubbles and ultrasound to treat ischemic stroke.

This shift of business strategy to place greater emphasis on urokinase is expected to help the Company preserve existing capital and focus its efforts on growing urokinase product sales while maintaining shareholder participation in the SonoLysis opportunity.

 “By focusing on broader commercial opportunities for urokinase, we believe we can unlock shareholder value and pursue a risk mitigated corporate strategy overall,” stated Bradford A. Zakes, President and CEO of ImaRx Therapeutics.  “Currently, there exists only one other thrombolytic product approved in the U.S. for the treatment of acute massive pulmonary embolism.  We believe the high regulatory hurdles and safety risks of other protein derived thrombolytics have resulted in a number of failures in this product class in recent years.  Based on the limited treatment options and ongoing demand for urokinase in the marketplace, we believe there exists an opportunity to significantly grow our urokinase product sales.”

Until now the Company’s business strategy had been focused primarily on developing its SonoLysis program for the treatment of ischemic stroke while monetizing its existing inventory of urokinase.  Under that strategy, the Company’s cash resources would have funded operations through the third quarter of 2008, but continuing SonoLysis trials would have necessitated the completion of a financing event prior to that date. In order to preserve its existing cash resources and minimize financing risk, the Company has commenced exploration of strategic alternatives whereby part or all of the ongoing expenses for its SonoLysis development program may be borne by a third party.

Greg Cobb, the Company’s Chief Financial Officer stated, “By transferring our SonoLysis development expenses to a third-party and concentrating  the company’s resources on the commercialization of urokinase, we expect to significantly reduce ImaRx’s operating capital requirements for 2008.”

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company commercializing and developing therapies for vascular disorders.  The Company’s commercialization efforts are currently focused on its FDA approved product, urokinase, for the treatment of acute massive pulmonary embolism.  The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology.

About Urokinase

In 2006, ImaRx acquired urokinase and all related assets, including approximately a four-year supply of inventory as well as cell lines and manufacturing rights to the drug.  Since October 2006, ImaRx has been selling its urokinase inventory in the U.S. market, where it is estimated to be listed on pharmacy formularies at approximately 700 acute care hospitals.

Urokinase is a thrombolytic or clot-dissolving agent indicated for the treatment of acute massive pulmonary embolism, or blood clots in the lungs. The product has been commercialized for more than 20 years and has been administered to greater than four million patients.

On January 22, 2008 the Company announced that it had entered into a letter of intent with Microbix Biosystems for the manufacture of a long term supply of urokinase. This agreement would allow ImaRx to explore the development of additional indications for the drug, continue to serve its current customers beyond its existing inventory and expand product sales to additional vascular physicians and acute care institutions.

About SonoLysis

ImaRx’s SonoLysis program involves the administration of its proprietary MRX-801 microbubbles and ultrasound to break up blood clots and restore blood flow to oxygen deprived tissues.  The sub-micron size of MRX-801 microbubbles may allow them to penetrate a blood clot, so that when ultrasound is applied their expansion and contraction, or cavitation, can break the clot into very small particles. This technology was most recently evaluated in a Phase I/II clinical trial in combination with tPA in patients suffering from acute ischemic stroke.

According to Andrei Alexandrov, MD, Director of the Comprehensive Stroke Research Center at the University of Alabama, Birmingham. “Stroke remains a challenging therapeutic area with limited treatment options.  ImaRx’s SonoLysis therapy represents a novel approach to the treatment of ischemic stroke with the potential to treat patients who are significantly underserved today.  I have treated patients with SonoLysis therapy and believe that it remains a promising stroke treatment alternative.”

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited  those related to our efforts to grow the marketplace for urokinase, our intent to reduce our operating expenses associated with our SonoLysis development and our belief that we will allow the Company to explore additional therapeutic applications for the product. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include but are not limited to: sales of and demand for urokinase may decline, the FDA may not approve our future requests for urokinase lot releases or approval of expanded uses of urokinase beyond treatment of acute massive pulmonary  emboli, we may not be able to complete definitive documentation with Microbix on the terms of our letter of intent, Microbix may not be able to perfect the manufacturing process or to secure approval from the FDA to manufacture urokinase, we may not be effective in our marketing efforts for urokinase, and we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of January 30, 2008, and the Company undertakes no duty to update this information. A more complete description of these risks can be found in the Company’s filings with the Securities and Exchange Commission.

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